EX-28.g.1.iii

June 13, 2011

Bridgeway Funds, Inc.

20 Greenway Plaza

Suite 450

Houston, TX 77046

Attention: Michael Mulcahy

Re:	Bridgeway Funds, Inc. (“Customer”)

Dear Mr. Mulcahy:

NOTICE OF ASSIGNMENT

PFPC Trust Company (“PFPC Trust”) and Customer are parties to a Custodian Services Agreement dated June 1, 2006 (the “Agreement”). Pursuant to Section 19 of the Agreement, PFPC Trust intends to assign the Agreement (including assignment of PFPC Trust’s rights with respect to the Agreement (including fee arrangements with respect to the Agreement) and delegation of PFPC Trust’s duties with respect to the Agreement) to PFPC Trust’s affiliate, The Bank of New York Mellon (“BNY Mellon”), effective July 18, 2011. BNY Mellon is eligible to serve as a custodian for a registered investment company under the Investment Company Act of 1940. PFPC Trust hereby provides to Customer 30 days’ written notice of such action.

Very truly yours,

PFPC TRUST COMPANY

By:	/s/ Edward A. Smith, III
Edward A. Smith, III
Vice President & Senior Director

8800 Tinicum Boulevard, Fourth Floor, Philadelphia, PA 19153